EXHIBIT (a)(10)
---------------
UNITED COMMUNITY FINANCIAL CORP.
275 Federal Plaza West
Youngstown, Ohio  44503-1203

FOR IMMEDIATE RELEASE

Patrick A. Kelly
Chief Financial Officer
(330) 742-0500, Ext. 2592


UNITED COMMUNITY FINANCIAL CORP. ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER


YOUNGSTOWN, Ohio (March 2, 2004) - United Community Financial Corp. (Nasdaq:
UCFC) announced today preliminary results of the Self Tender Offer that expired on Monday, March 1, 2004 at 5:00 p.m. Eastern time. Based on a preliminary count, all of the approximately 3.6 million shares tendered are expected to be purchased at $12.50 per share. The number of shares set forth above is a preliminary figure that is subject to verification by Registrar and Transfer Company, the Depositary in the tender offer. Keefe, Bruyette and Woods, Inc. acted as Dealer Manager and Information Agent for the transaction. The actual number of shares to be purchased will be announced within several days upon completion of the verification process. It is currently expected that the payment for all shares purchased will be made on or about Monday, March 8, 2004.


The tender offer was commenced on January 28, 2004. Under the terms of the offer, United Community Financial Corp. offered to repurchase up to 4,000,000 common shares at a price of $12.50 per share. Based on the preliminary results, the value of the shares to be purchased will be $45 million. The preliminary number of shares to be purchased represents approximately 10.4% of United Community Financial Corp.'s 34,731,726 common shares outstanding on March 2, 2004.


United Community Financial Corp. is the holding company for The Home Savings & Loan Company (Home Savings) and Butler Wick Corp. (Butler Wick), both headquartered in Youngstown, Ohio. Home Savings operates 35 full-service banking offices and 6 loan production offices throughout Northern Ohio and Western Pennsylvania. Butler Wick has 13 office locations providing full-service retail brokerage, capital markets and trust services through Ohio and Western Pennsylvania. Additional information on United Community can be found on United Community's website: www.ucfconline.com.